 Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE is made as of this 31st day of July, 2009 between CLINTON UNITY GROUP, LLC, having its principal mailing address as P.O. Box 5301, Clinton, New Jersey 08809 (hereinafter “Landlord”), and UNITY BANK, (formerly, First Community Bank) a banking institution organized under the laws of the State of New Jersey, having its principal offices at 64 Old Highway 22, Clinton, New Jersey 08809, (hereinafter “Lessee”).

WITNESSETH

WHEREAS, Lessee occupies property located at 64 Old Highway 22, Clinton, New Jersey identified on the Town of Clinton Tax Map as Block 22, Lot 22 inclusive of all improvements thereon pursuant to a revised lease dated December 15, 1995 between Lessee and Landlord, amended by First Amendment to Lease dated March 1, 1997 (hereinafter collectively “the Lease”) and further amended by Second Amendment to Lease dated September 19, 2003 (hereinafter collectively “the Lease”); and

WHEREAS, Landlord and Lessee are mutually desirous of further amending the Lease in this Third Amendment upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of One ($1.00) Dollar and other good and valuable consideration provided by each party to the other, the receipt and sufficiency of which is hereby acknowledged, Landlord and Lessee do herein agree to amend the Lease in the manner following:

1.   LEASE TERM.  The Lease, as herein extended, shall remain in full force and effect until December 31, 2013; unless otherwise extended by Section 8 (v)(e).

2.           BASE RENT.  The Base Rent from and after January 1, 2009 and for the remaining term of the Lease as established in Paragraph 1 hereinabove shall be $400,000.00 per annum payable monthly at the rate of $33,333.34

3.           ADDITIONAL RENT.    Lessee shall pay Landlord, as Additional Rent annually, from and after January 1, 2009 through December 31, 2013, a sum in addition to the Base Rent, as established in Paragraph 2 of this Agreement, equal to the annual increase in the Consumer Price Index (CPI) for the New York Metropolitan area.  The first said increase (commencing on January 1, 2010) shall be based upon the increase in the CPI, if any, as of January 1, 2010 as compared to the CPI, as it existed as of January 1, 2009.  Each annual increase thereafter, if any, shall be calculated using the prior January 1st CPI, as the base CPI in comparing same to the CPI, as it exists on January 1st of the year for which the increase is being calculated; PROVIDED, HOWEVER, irrespective of the actual CPI increase in any year during term hereof the actual increase in rent attributable to CPI shall not exceed 3% per annum.  All Additional Rent is to be payable annually in twelve (12) equal monthly installments, together with monthly Base Rent payments as established by Paragraph 2.

4.           PAYMENT OF ACCRUED ADDITIONAL RENT.
4.1           Lessee agrees to pay, upon execution of this Agreement, all Additional Rent, as described in the Lease, due and owing Landlord, as of the date hereof ..  Such payment shall be in full satisfaction of any claims of Landlord for payment under the Lease for periods prior to the date hereof, and Landlord shall have no further claims to any such payments.

4.2           Landlord agrees to expend that portion of the Additional Rent payment paid by Lessee pursuant to Paragraph 4.1 of this Agreement attributable to Landlord’s management fee, estimated to be approximately $27,600.00, as reasonably required for capital repairs to the Leased Premises including, but not limited to, the leased building’s HVAC, elevator, plumbing systems. Landlord shall be responsible for the cost of any plans, architectural work and permits, if any, needed to undertaker such work. Landlord shall provide Lessee with invoices or other documents evidencing the expenditure of the approximate $27,600.00 on the systems identified in this Paragraph.

5.           LANDLORD IMPROVEMENTS.  Landlord agrees to reseal and restripe the existing driveway/parking areas located on the Leased Premises and paint the exterior of the building situate thereon within 120 days of the date of this Agreement.  These improvements are to be made at Landlord’s sole cost and expense and with funds separate and distinct from the capital improvement funds to be expended by Landlord pursuant to Paragraph 4.2 of this Agreement.

6.           PRO-RATION OF CAPITAL IMPROVEMENTS.  In the event Lessee acquires ownership of the Leased Premises pursuant to its lawful exercise of the Purchase Option Agreement as set forth in Paragraph 8 hereinafter, Lessee shall, at closing of title and passage of Deed, reimburse Landlord pro-rata for Landlord’s expenditures for (i) the improvements made pursuant to Paragraph 5 and (ii) all capital improvements, other than those made pursuant to Paragraph 4 hereinabove.  The amount of the reimbursement shall be the amount of Landlord’s actual out of pocket expense, as properly documented, reduced by a fraction, the numerator of which is the number of months between the date Lessee acquires title and December 31, 2013 and the denominator of which is sixty (60).

Example:

If Landlord expends $30,000.00 on Capital Improvements subsequent to the date of this Amendment, in addition to any sums expanded by Landlord pursuant to Paragraph 4 of this Amendment, and remains in title for fifty percent of the time period calculated from date of said expenditure to December 31, 2013 then Lessee shall be obligated to reimburse Landlord in the amount of $15,000.00 at closing of title and passage of Deed.

7.           TRIPLE NET LEASE.

7.1           On and after the date of this Agreement, other than as set forth in Sections 4 and 5 hereof, Lessee shall assume all management and maintenance obligations, for the Leased Premises including the payment at its sole cost and expense of all “Operating Expenses”.  For the purpose of this Lease, “Operating Expenses” are hereby defined to mean those expenses paid or incurred in maintaining, operating and repairing the Leased Premises and all improvements including the Building situate thereon, and shall include, without limitations, the cost of electric utility service, ventilation and air-conditioning, water, window cleaning, janitorial service, insurance including, but not limited to, public liability insurance and worker’s compensation insurance, applicable to the Leased Premises; taxes, as hereinafter defined; painting and decorating, garbage disposal service, snow removal, security services, landscaping, customary management fees paid to bona fide third parties retained by Lessee, the charges of any independent contractor, employed by Lessee, who does any work of operating, maintaining or repairing of the Leased Premises, or any other expense or charge, whether or not hereinbefore mentioned, which in accordance with generally accepted accounting and management principles would be considered as an expense of maintaining, operating or repairing the Leased Premises, inclusive of replacement costs, which replacement costs shall not include those which are properly capitalized in accordance with sound accounting practice and principles.  In addition to the foregoing, Operating Expenses shall also include all costs and expenses for improvements required by any future governmental law or regulation not applicable to the Building, as of the date of this Agreement, and the cost of any such improvements treated as Operating Expenses and paid by Lessee shall not be deemed capital improvements for purposes of Section 6 hereof; PROVIDED, HOWEVER, that the  costs of any improvements which are capitalized pursuant to Section 7.4 shall be prorated over the useful life of the improvement; and, PROVIDED FURTHER, that said proration shall be adjusted to reflect Lessee’s exercises of its purchase option in the event same occurs in such a manner as to ensure that Landlord is only responsible for the pro rata cost attributable to its tenure of ownership after expiration of Lease term as herein provided.  In addition, during the term hereof, Lessee shall retain in place, at its cost but under the name of the Landlord, maintenance contracts covering the elevator and HVAC systems of the Leased Premises (the Contracts”). The Contracts shall either be those in place as of the date hereof, or replacement maintenance agreements providing for comparable coverage. The parties acknowledge that the current cost of the Contracts do not exceed $4,000 for the HVAC system and $3,500 for the elevator system. Nothing contained herein shall alter or eliminate Landlord’s obligation to undertake structural repairs or improvements in accordance with the terms of the Lease, and to pay for repairs and improvements to the elevator and HVAC systems in excess of what is covered under the Contracts.

Landlord represents, based upon knowledge, information and belief, that the Leased Premises, as improved, shall satisfy all requirements of the American Disabilities Act and the New Jersey Barrier Free Code and that any future costs incurred by Landlord in complying with said act, as it existed as of the date of this Lease shall be excepted from “Operating Expenses.”

7.2           Included within the definition of Operating Expenses hereinabove referred to, are real estate taxes and assessments, as follows:

(a)
There shall be included in Operating Expenses the amount of any real estate taxes (or any successor taxes), assessments, sewer rents, rates and charges, state and local taxes, transit taxes or any other governmental charge, general, special, ordinary or extraordinary, hereinafter collectively called “taxes” (but not including income or franchise taxes, “roll-back” taxes or any other taxes imposed upon or measured by the Landlord’s income or profits, except if in substitution for real estate taxes as hereinafter provided) which may now or hereafter be levied or assessed against the lands and Building.  The Landlord shall take the benefit of the provisions of any statute or ordinance permitting any assessment to be paid over a period of time, for the purpose of inclusion in Operating Expenses.

(b)
In the event Landlord obtains a refund or a rebate of real estate taxes at any time during the term of this Lease, Landlord shall pay to Lessee, Lessee’s percentage of any such refund or rebate after deducting there from Landlord’s costs and expenses incurred in effectuating any such refund or rebate, provided the Lessee has paid the taxes to which said refund or rebate apply.

(c)
Lessee shall have the right to appeal, at its cost and expense, any increase in taxes not appealed by Landlord. In addition, Lessee shall have the right to claim as a deduction any such taxes paid hereunder on its state and Federal tax returns.

7.3
(a)
The public liability insurance that shall be maintained by Lessee pursuant to Paragraph 7.1 of this Agreement shall be a comprehensive general liability insurance policy which will insure Landlord and Lessee against liability for injury to or death of persons or loss or damage to their Leased Premises occurring in or about the Leased Premises from an insurance company acceptable to Landlord. Landlord’s approval of Lessee’s insurance company shall not be unreasonably withheld. The minimum policy limits shall be Two Million ($2,000,000.00) Dollars combined single limit coverage for each occurrence with general aggregate limit of Two Million ($2,000,000.00) Dollars.  Landlord shall be named as an additional insured on all public liability insurance policies.

(b)

The Lessee shall, at its own expense, maintain insurance on all of its property of any type whatsoever located on the premises and shall at its own expense at all times during the term of this Lease, maintain in full force for its employees, all employees’ workers’ compensation insurance required under the laws of the State of New Jersey.

(c)
Lessee shall provide Landlord with copies of all insurance policies required to be maintained in accordance with Paragraph 7.1 of this Agreement and proof of payment for all premiums within ten (10) business days of said premiums being paid.  In addition thereto, all insurance policies which, pursuant to this Agreement name Landlord as an additional insured, shall state that the insurance company cannot cancel or refuse to renew without at least ten (10) days notice to Landlord.

 7.4         There shall be excluded from Operating Expenses all costs relating to the Leased Premises and improvements situate thereon, which are properly capitalized in accordance with sound accounting practices and principles (ie. capital improvement costs) and fire/casualty and property damage insurance (exclusive of insurance on Lessee’s property).

8.           LESSEE PURCHASE OPTION.    Landlord herein grants Lessee an option to purchase the Leased Premises and all improvements constructed thereon from Landlord pursuant to the following terms and conditions:

(a)
Method of Exercising Option. Lessee shall exercise this option by providing Landlord with written notice by certified mail return receipt requested of its intention to do so at any time during the period established in subparagraph (b) hereinafter.

(b)
Time Period Within Which Options May Be Exercised.  Lessee must exercise this option by written notice to Landlord in the manner  provided in Paragraph 8 (a) between, and only between, July 1, 2011 and June 30, 2013.  If not exercised during this period, then said option shall be deemed to be null and void and of no further force in effect.

(c)	Purchase Price. The purchase price to be paid by Lessee to Landlord upon execution of this said option shall be established in the manner following:

(i)
Within forty-five (45) days of Landlord’s receipt of Lessee’s notice to exercise its option to purchase, Landlord and Lessee shall both obtain and exchange written appraisals from independent appraisers certified by the State of New Jersey as a New Jersey State Certified General Appraiser.  All appraisals done pursuant to this Amendment shall be based on the income approach.

(ii)
If the difference in the value established by the independent appraisals obtained by Landlord and Lessee is not more than 10 (10%) percent, then, in that event, the purchase price shall be the average of the two appraisals plus $500,000.00.

Example 1:

If the appraised value by the Lessee’s appraiser’s value equals $4,300,000.00 and Landlord’s appraiser’s value equals $4,500,000.00 then the purchase price shall be $4,900,000.00 calculated in the manner following:
$4,300,000.00 + $4,500,000.00 ÷ 2 = $4,400,000.00 + $500,000.00 = $4,900,000.00

(iii)
In the event that the independent appraisals obtained by Landlord and Lessee vary by more than ten (10%) percent, then the appraisers selected by Landlord and Lessee shall jointly select a third appraiser who shall prepare, at Landlord and Lessee’s joint expense, a third appraisal.  The purchase price shall be the average of the three appraisals plus $500,000

.

 Example 2:

If the appraised value by the Lessee’s appraiser’s value equals $4,000,000.00 and Landlord’s appraiser’s value equals $4,500,000.00 and the jointly selected appraiser’s value is $4,400,000.00 then the purchase price shall be $4,800,000.00.
$4,000,000.00 + $4,500,000.00 + $4,400,000.00= $12,900,000.00 ÷ 3 = $4,300,000.00 + $500,000.00= $4,800,000.00

(iv)
Closing of Title.  Landlord shall convey by Bargain and Sale Deed CVG at closing of title, which shall take place at the offices of Benbrook & Benbrook, LLC, 1734 Route 31 North, Suite 1, Clinton, New Jersey on or before the 90th day subsequent to the purchase price having been established.  At closing, Lessee shall pay the purchase price by way of certified check or wire transfer to an account designated by Landlord.  Closing of title, pursuant to Lessee’s exercise of its option, shall be contingent upon the parties entering into a written Contract of Sale, incorporating the express terms of said option as set forth in this Lease Amendment and such other terms as the parties may agree to within 60 days of Lessee’s exercise of the option.  TIME BEING OF THE ESSENCE.

(v)
Quality of Title.  Title to be conveyed to Lessee by Landlord shall be as set forth in First American Title Company Title Insurance Policy #101358288 with the exception of any mortgages or other monetary liens incurred by Landlord during its tenure of ownership, all of which shall be satisfied at or prior to closing.

(d) Right to Assign. Lessee shall have the right to assign the purchase option contained herein to its parent corporation or any subsidiary or affiliate with Landlord’s consent.

(e) Continuation of Lease Term Pending Closing.  In the event Lessee provides the notice required under paragraph (b) of its intention to exercise the purchase option granted under paragraph (a) and closing of title has not occurred by December 31, 2013, then the term of the Lease shall not terminate on December 31, 2013, but shall remain in full force and effect, under its terms as revised herein, until closing of title occurs.

9.           CONFLICT BETWEEN LEASE AND THIS AMENDMENT.  Wherever there is a conflict between the language as set forth in this Agreement and the language as set forth in the Lease, the language as set forth in this Amendment shall take precedence and control.  Except as set forth in this Amendment, the Lease shall remain in full force and effect.

10.           RATIFICATION.  Except, as altered by this Third Amendment the Lease is ratified and confirmed in its entirety.

11.           RIGHT OF OFFSET. Notwithstanding any provision of the Lease, in the event the Landlord is late in any payment due under that certain mortgage loan originally closed on December 23, 2003 in the original principal amount of $3,750,000 or the note evidencing such loan payable to Lessee ( as such loan has been or may be modified in the future, the “Loan”), Lessee shall have the right to offset the amount of any such late payment against any rental payment due Landlord hereunder, and such offset shall not constitute a default by Lessee hereunder.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals, or caused these presents to be signed by their proper corporate officers and caused their proper corporate seal to be affixed hereto.

LANDLORD:

CLINTON UNITY GROUP, L.L.C.
A New Jersey Limited Liability Company

Witness:                                                                        /s/

/s/                                                              By:      Robert Van Volkenburgh, Sr., Managing Member

/s/
David Dallas, Managing Member

LESSEE:

UNITY BANK
Witness:

/s/                                                                        /s/

                 By:   James A. Hughes, President/CEO